FirstEnergy Operating Companies                                                   EXHIBIT 10.6
FERC Electric Tariff, Second Revised Volume No. 2
Service Agreement No.

[Execution Copy]

NUCLEAR SALE/LEASEBACK
POWER SUPPLY AGREEMENT

Between Ohio Edison Company and The Toledo Edison Company, Sellers
and
FirstEnergy Nuclear Generation Corp., Buyer

This Nuclear Sale/Leaseback Power Supply Agreement ("Agreement") dated October 14, 2005 is made by and between Ohio Edison Company and The Toledo Edison Company ("Sellers") and FirstEnergy Nuclear Generation Corp., ("FENGenco" or "Buyer"). The Sellers and FENGenco may be identified collectively as "Parties" or individually as a "Party." This Agreement is entered into in connection with the transfer of the ownership interest of The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, and The Toledo Edison Company in the Beaver Valley Power Station, Davis-Besse Nuclear Power Station, and Perry Nuclear Power Plant (“Nuclear Generating Plants”) to FENGenco.

WHEREAS, Buyer is a newly formed, nuclear generation only company that intends to acquire the Nuclear Generating Plants owned by The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, and The Toledo Edison Company (collectively "the FirstEnergy Operating Companies"); and

WHEREAS, Buyer will be a wholly owned subsidiary of FirstEnergy Corp; and

WHEREAS, Sellers lease portions of Beaver Valley Power Station Unit 2 and Perry Nuclear Power Plant (hereinafter “Leased Nuclear Generation Facilities”) from owner trustees under the Sale/Leaseback Arrangements; and

WHEREAS, FirstEnergy Nuclear Operating Company, an Affiliate of the Parties, operates the Leased Nuclear Generation Facilities; and

WHEREAS, Sellers wish to sell to Buyer the electrical output of the Leased Nuclear Generation Facilities; and

WHEREAS, Buyer is engaged exclusively in the business of owning and purchasing generation and selling Power at wholesale; and

WHEREAS, Buyer desires to obtain the entire electric output of the Leased Nuclear Generation Facilities pursuant to the rates, terms and conditions set forth herein.

Issued by: David M. Blank, Vice President	Effective Date:
Issued on: October 14, 2005	December 1, 2005

It is agreed as follows:

I.          TERM

A.	The sale and purchase of Power pursuant to this Agreement shall begin on December
1,2005, or such later effective date authorized by the FERC, for an initial term ending December 31, 2010. This Agreement shall remain in effect from year to year thereafter unless terminated by either Party upon at least sixty days written notice prior to the end of the calendar year.

B.
Notwithstanding I.A, this Agreement will terminate if all of the Sale/Leaseback Arrangements for the Leased Nuclear Generation Facilities are terminated or assigned to FENGenco. Termination of the Agreement under this Section will be effective no sooner than the effective date of the termination or assignment of the Sale/Leaseback Arrangements. Buyer will give Sellers no less than sixty days written notice of the termination of this Agreement under this Section I.B. In the event of a partial termination or assignment of the Sale/Leaseback Arrangements, the Parties will amend this Agreement to reflect the revised rates, terms, and conditions for the sale of Power from the remaining Leased Nuclear Generation Facilities.

II.        SALE AND PURCHASE OF CAPACITY AND ENERGY

A.
Sellers shall provide to Buyer all of the Capacity, Energy, and Ancillary Services available from the Leased Nuclear Generation Facilities identified in Exhibit C to this Agreement, and Buyer shall purchase and pay for such Capacity, Energy, and Ancillary Services in accordance with the terms of this Agreement. Sellers shall make Capacity, Energy, and Ancillary Services available at the Delivery Points. Buyer shall arrange and will be responsible for all transmission, congestion costs, losses, and related services at and from the Delivery Points. The Capacity, Energy, and Ancillary Services supplied by Seller are collectively referred to as Buyer's "Power Supply Requirements". Capacity and Energy supplied shall be sixty-hertz, three phase alternating current. The Power Supply Requirements will be provided in accordance with Good Utility Practice, and where applicable, the provisions of the applicable Transmission Provider OATT, and the requirements of the NRC.

B.
Sellers shall cause the Leased Nuclear Generation Facilities to be operated and maintained in accordance with Good Utility Practice, the applicable requirements of the FERC, NRC and NERC, or successor Electric Reliability Organization, as well as the requirements of the regional reliability councils or Regional Entity, and Regional Transmission Organizations where the Leased Nuclear Generation Facilities are located. Sellers will enter into agreements with FirstEnergy Nuclear Operating Company, other FirstEnergy Affiliates, Transmission Provider, or Government Authority to ensure compliance with this Section II.B.

III.       SCHEDULING AND SYSTEM PLANNING

A.
Sellers shall notify Buyer on or before November 1 of each year during the term of this Agreement of the amount of Capacity, Energy, and Ancillary Services it expects to have available from the Leased Nuclear Generation Facilities for each day in each month of the next calendar year. The information provided in this notification shall include, but not be limited to, the time and expected duration of any planned outage of the Leased Nuclear Generation Facilities.

B.
Sellers shall update their annual forecast of available Capacity, Energy, and Ancillary Services for any change or expected change in the operation of the Leased Nuclear Generation Facilities that would materially affect the annual forecast provided to FENGenco. FENGenco shall provide the updated forecast for any full month(s) remaining in the calendar year within thirty days of becoming aware of the change or expected change in the operation of the Leased Nuclear Generation Facilities.

C.
Sellers will supply FENGenco, upon request, any such information as is necessary to meet the requirements of the applicable Transmission Provider OATT, FERC, NERC, NRC, Electric Reliability Organization, regional reliability council, Regional Entity, or Government Authority.

IV.       PRICE

Sellers shall charge, and Buyer shall pay, for Buyer's Power Supply Requirements, as follows on a monthly basis.

A.        Charges

Buyer will pay Sellers the Monthly Charge under the formula set forth in Exhibit A for the Power Supply Requirements available from the Leased Nuclear Generation Facilities identified in Exhibit C.

B.        Billing and Payment

Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all billings and payments under this Agreement. As soon as practicable after the end of each month, the Sellers will render an invoice to Buyer for the amounts due for Power Supply Requirements for the preceding month. Payment shall be due and payable within ten days of receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Buyer will make payments by electronic funds transfer or by other mutually agreeable method(s) to the account designated by Sellers. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate until the date of payment in full.

C.        Records

Each Party shall keep complete and accurate records of its operations under this Agreement and shall maintain such data as may be necessary to determine the reasonableness and accuracy of all relevant data, estimates, payments or invoices submitted by or to it hereunder. All records regarding this Agreement shall be maintained for a period of three years from the date of the invoice or payment, or for such longer period as may be required by law.

D.        Audit and Adjustment Rights

Buyer shall have the right, at its own expense and during normal business hours, to audit the accounts and records of Sellers that reasonably relate to the provision of service under this Agreement. If the audit reveals an inaccuracy in an invoice, the necessary adjustment in such invoice and the payments therefore will be promptly made. No adjustment will be made for any invoice or payment made more than one year from rendition thereof. This provision shall survive the termination of this Agreement for a period of one year from the date of termination for the purpose of such invoice and payment objections. To the extent that audited information includes Confidential Information, the Buyer shall keep all such information confidential under Section VII.C.

E.        Section 205 Rights

Nothing contained herein shall be construed as affecting in any way the right of the Party furnishing service under this Agreement to unilaterally make application to the FERC for a change in rates under Section 205 of the Federal Power Act and pursuant to the FERC's Rules and Regulations thereunder. Provided, however, that nonrate terms and conditions may be amended only by a written agreement signed by the Parties.

V.        METERING

Generation metering shall be installed, operated and maintained in accordance with the applicable generator interconnection agreements between the FENGenco, Transmission Provider, and Transmission Owner. Metering between control areas shall be handled in accordance with the applicable Transmission Provider OATT. Retail metering shall be provided in accordance with applicable state law. Nothing in this Agreement requires Sellers or Buyer to install new metering facilities.

VI.      NOTICES

All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed to have been received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by giving notice as provided above.

NOTICES & CORRESPONDENCE:

To Sellers:	FirstEnergy Service Company, Vice President
76 South Main St.
Akron, Ohio 44308

To Buyer:	FirstEnergy Nuclear Generation Corp., President
76 South Main St.
Akron, Ohio 44308

INVOICES & PAYMENTS:

To Sellers:	FirstEnergy Service Company, Vice President
76 South Main St.
Akron, Ohio 44308

To Buyer:	FirstEnergy Nuclear Generation Corp., President
76 South Main St.
Akron, Ohio 44308

SCHEDULING:

To Sellers:	FirstEnergy Nuclear Service Company, Vice President
76 South Main St.
Akron, Ohio 44308

To Buyer:	FirstEnergy Nuclear Generation Corp., President
76 South Main St.
Akron, Ohio 44308

VII.      MISCELLANEOUS

A.        Performance Excused

If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the pendency of such Force Majeure but for no longer period, the Party affected by the event shall be relieved of its obligations insofar as they are affected by Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure. Nothing in his section requires Seller to deliver, or Buyer to receive, Power at Delivery Points other than those Delivery Points designated under this Agreement, or relieves Buyer of its obligation to make payment under Section IV of this Agreement.

Force Majeure shall be defined as any cause beyond the reasonable control of, and not the result of negligence or the lack of diligence of, the Party claiming Force Majeure or its contractors or suppliers. It includes, without limitation, earthquake, storm, lightning, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbances, strike, labor disturbances, labor or material shortage, national emergency, restraint by court order or other Government Authority, interruption of synchronous operation, or other similar or dissimilar causes beyond the control of the Party affected, which causes such Party could not have avoided by exercising Good Utility Practice. Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action.

B.        Transfer of Title and Indemnification

Title and risk of loss related to the Power Supply Requirements shall transfer to the Buyer at the Delivery Points. Sellers warrant that they will deliver the Power Supply Requirements to Buyer free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points. Each Party shall indemnify, defend and hold harmless the other Party from and against any claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the Power Supply Requirements is vested in the other Party.

C.        Confidentiality

Neither Party shall disclose to third parties Confidential Information obtained from the other Party pursuant to this Agreement except in order to comply with the requirements of FERC, NRC, NERC, Reliability Organization, applicable regional reliability councils or Regional Entity, Regional Transmission Organization or Government Authority. Each Party shall use reasonable efforts to prevent or limit the disclosure required to third parties under this section.

D.        Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effectuate the transactions contemplated hereby.

E.        Assignment

No assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. No prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer incident to a merger or consolidation with, or transfer of all, or substantially all, of the assets of the transferor, to another person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party's rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

F.        Governing Law

The interpretation and performance of this Agreement shall be according to and controlled by the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

G.        Counterparts

This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

H.        Waiver

No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

I.        No Third Party Beneficiaries

This Agreement shall not impart any rights enforceable by any third party other than a permitted successor or assignee bound to this Agreement.

J.        Severability

Any provision of this Agreement declared or rendered unlawful by any Government Authority or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement.

K.        Construction

The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be a limitation. The headings used herein are for convenience and reference purposes only.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on their behalf as of October 14, 2005.

Ohio Edison Company The Toleldo Edison company

Vice President, FirstEnergy Service Company

FirstEnergy Nuclear Generation Corp.

President, FirstEnergy Nuclear Generation Corp.

EXHIBIT A

Ohio Edison Company
The Toledo Edison Company

Monthly Charge Formula

EXHIBIT B

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms listed below are defined as follows:

Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power or ability to direct the affairs of the affiliate.

Ancillary Services means Reactive Supply and Voltage Control from Generation Resources, Regulation and Frequency Response Service, Operating Reserve - Spinning Reserve Service, and Operating Reserve - Supplemental Service and such additional Ancillary Services as defined in the Open Access Transmission Tariff of the Transmission Provider and to the extent available from the Leased Nuclear Generation Facilities.

Business Day means any day on which Federal Reserve member banks in New York City are open for business.

Capacity means the resource that produces electric Energy, measured in megawatts.

Confidential Information means any confidential, proprietary, trade secret, critical energy infrastructure information, or commercially sensitive information relating to the present or planned business of a Party that is supplied under this Agreement, and is identified as confidential by the Party supplying the information.

Delivery Point means where Capacity, Energy, and Ancillary Services are supplied by the Sellers at the point of interconnection between the Leased Nuclear Generation Facilities and the transmission facilities of the Transmission Owner.

Electric Reliability Organization has the meaning given in Section 215(a)(2) of the Federal Power Act.

Energy means electric energy delivered under this Agreement at three-phase, 60-hertz alternating current measured in megawatt hours.

FERC means The Federal Energy Regulatory Commission or its regulatory successor.

Force Majeure has the meaning given in Section VII.A.

Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice includes compliance with the standards adopted by NRC, NERC, its applicable regional councils, an Electric Reliability Organization or Regional Entity as approved by the FERC. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts, generally accepted in the region and consistently adhered to by utilities in the region.

Government Authority means any federal, state, local, municipal or other governmental entity, authority or agency, department, board, court, tribunal, regulatory commission, or other body, whether legislative, judicial or executive, together or individually, exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over Buyer or Seller.

Interest Rate means the lesser of Prime Rate plus two percent and the maximum rate permitted by applicable law.

Leased Nuclear Generation Facilities means Ohio Edison Company’s 21.66% leasehold interest in the Beaver Valley Power Station, Unit 2 and 12.58% leasehold interest in the Perry Nuclear Power Plant, and The Toledo Edison Company’s 18.26% leasehold interest in the Beaver Valley Power Station, Unit 2.

NERC means The North American Electric Reliability Council or any superseding organization with responsibility for establishing reliability standards for the interstate grid.

NRC means the Nuclear Regulatory Commission or its regulatory successor.

Power means Capacity and/or Energy.

Prime Rate means for any date, the per annum rate of interest announced from time to time by Citibank, NA as its prime rate for commercial loans, effective for such date as established from time to time by such bank.

Regional Entity has the meaning given in Section 215(a)(7) of the Federal Power Act.

Regional Transmission Organization has the meaning given in Section 3(27) of the Federal Power Act.

Sale/Leaseback Arrangements means the Facility Leases identified in Exhibit D to this Agreement.

Taxes means all ad valorem, property, occupation, utility, gross receipts, sales, use, excise and other taxes, governmental charges, licenses, permits and assessments, other than taxes based on net income or net worth.

Transmission Owner means the entity that owns facilities used for the transmission of Power from the Leased Nuclear Generation Facilities.

Transmission Provider means the utility or utilities, including Regional Transmission Organizations, transmitting Power on behalf of Buyer from the Delivery Point(s) under this Agreement.

Transmission Provider OATT means the Open Access Transmission Tariff, Open Access Transmission and Energy Markets Tariff, or any other tariff of general applicability on file at the FERC under which the Transmission Provider offers transmission service.

EXHIBIT C

Leased Nuclear Generation Facilities

NDC in MW

Beaver Valley Power Station, Unit 2	332
Perry Nuclear Power Plant	159

Total	491

EXHIBIT D

Nuclear Facility Leases

The separate Facility Leases, each dated as of March 16, 1987, as heretofore amended, modified and supplemented, between Ohio Edison Company, as Lessee, and U.S. Bank National Association, as Lessor in its capacity as successor Owner Trustee under separate trusts for the benefit of each of the following Owner Participants, relating to the lease by the Lessee of certain undivided interests in the Perry Nuclear Power Plant Unit 1 located in North Perry Village, Ohio: Perry One Alpha Limited Partnership, Perry One Beta Limited Partnership, Perry One Delta Limited Partnership, Perry One Gamma Limited Partnership and Security Pacific Capital Leasing Corporation.

The separate Facility Leases, each dated as of September 15, 1987, as heretofore amended, modified and supplemented, between Ohio Edison Company, as Lessee, and U.S. Bank National Association, as Lessor in its capacity as successor Owner Trustee under separate trusts for the benefit of each of the following Owner Participants, relating to the lease by the Lessee of certain undivided interests in the Beaver Valley Power Station Unit No. 2 nuclear generating unit located in Shippingport, Pennsylvania: Perry One Alpha Limited Partnership, Perry One Delta Limited Partnership (Trust A), Perry One Delta Limited Partnership (Trust B), Chrysler Consortium Corporation, Mission Funding Alpha (formerly Associated Southern Investment Company), Beaver Valley Two Pi Limited Partnership, Beaver Valley Two Sigma Limited Partnership and Security Pacific Capital Leasing Corporation.

The separate Facility Leases, each dated as of September 15, 1987, as heretofore amended, modified and supplemented, among The Toledo Edison Company and The Cleveland Electric Illuminating Company, as Lessees, and U.S. Bank National Association, as Lessor in its capacity as successor Owner Trustee under separate trusts for the benefit of each of the following Owner Participants, relating to the lease by the Lessees of certain undivided interests in the Beaver Valley Power Station Unit No. 2 nuclear generating unit located in Shippingport, Pennsylvania: Perry One Delta Limited Partnership (Trust A), Perry One Delta Limited Partnership (Trust B), Perry One Gamma Limited Partnership, Beaver Valley Two Rho Limited Partnership, PNC Commercial Corp., Chrysler Consortium Corporation, Mission Funding Beta (formerly Associated Southern Investment Company), Alexander Hamilton Life Insurance Company of America and Beaver Valley, Inc.